Exhibit 99.1

Rex Energy Announces Joint Venture Agreement in Butler Operated Area,

Re-determined Borrowing Base and Amendment to Credit Facility

•	Joint venture agreement in Moraine East Area and Legacy Butler Operated Area

•	Operating capital expenditures reduced by ~30%

•	New senior secured leverage covenant of 3.0x with total leverage covenant removed

STATE COLLEGE, Pa., March 31, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“the company”) announced a new joint venture agreement in the Butler Operated Area, re-determined borrowing base and amended financial covenants to the senior secured credit facility.

Joint Venture Agreement

Rex Energy has entered into a joint venture agreement with an affiliate of ArcLight Capital Partners, LLC (“ArcLight”) to jointly develop 32 specifically designated wells in the company’s Butler Operated Area. ArcLight will participate and fund 35% of the well costs in the designated wells. The joint venture agreement is expected to reduce the company’s 2015 capital expenditure program by $60 million to $135 - $145 million, or a decrease of 30% at the midpoint of guidance. Total consideration for the transaction will equal $67 million, with $16.6 million received at closing. Upon achieving certain threshold triggers of IRR and ROI on specific well groups, ArcLight’s working interest will revert to 17.5%. In addition, ArcLight will have the option to participate as a 20% working interest partner in 17 additional Moraine East wells in 2016.

“This joint venture is consistent with our 2015 strategy to further HBP our liquids-rich prospects in the Butler Operated Area, specifically in the Moraine East Area”, said Tom Stabley, Rex Energy’s Chief Executive Officer. “This new relationship provides greater flexibility for Rex to manage its capital program, while continuing to increase production and reserves. We continue to evaluate solutions that will further enhance our ability to develop the Butler Operated Area.”

Borrowing Base

Rex Energy’s bank group has unanimously approved an amendment to the company’s senior secured credit facility. The approved amendment includes a new senior secured debt to EBITDAX covenant of 3.0x and permanently removes the total debt to trailing twelve months EBITDAX covenant. In addition, as part of the semi-annual borrowing base redetermination, the banks have unanimously approved a $350 million borrowing base.

“I would like to thank the bank group for our strong relationship, and for their continued support of Rex Energy’s strategy”, said Tom Stabley, Chief Executive Officer of Rex Energy.

Production and Operating Capital Expenditure Guidance

Rex Energy is providing an update for its first quarter 2015 production, full year 2015 production and operating capital expenditure guidance, which takes into account the new joint venture agreement in the Butler Operated Area. The company expects first quarter 2015 production volumes to be at the midpoint of its previously announced guidance of 190 – 196 MMcfe/d. Full year 2015 production volumes are expected to range from 185 MMcfe/d – 195 MMcfe/d, representing a 23% increase at the midpoint of guidance as compared to 2014 production volumes. In addition, the company expects 2015 operating capital expenditures to be in the range of $135 – $145 million, a 30% decrease at the midpoint of the updated 2015 operating capital expenditure guidance as compared to the midpoint of the previous operating capital expenditure program of $180 – $220 million.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, event, developments, forecasts, or guidance that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, and we strongly encourage you to review those documents to understand these risks. You should not place undue reliance on forward-looking statements because they reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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